[DRAFT 11/15/94]

                [BHC Securities, Inc. letterhead]

                                                    [Date], 199[]


Aquila Distributors, Inc.
380 Madison Avenue
New York, N.Y. 10017


                DISTRIBUTION ASSISTANCE AGREEMENT


Gentlemen:

          We understand that [Name of Portfolio] (the "Trust"), a series of Cash Assets Trust, a Massachusetts business trust (the "Business Trust"), for which you act as principle underwriter, has amended its plan (as amended, the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), to provide for the making of distribution assistance payments by the Trust to selected brokers and other persons providing distribution assistance with respect to the "Service Class" of shares of the Trust ("Service Shares"). We have been furnished a copy of the Plan and understand that this letter may be deemed to be a "Distributor's Plan Agreement" as defined in the Plan. Except as otherwise indicated, all capitalized terms in this letter have the same meaning as in the Plan.

          We intend to act as clearing broker for the Bank of Hawaii and Bancorp Investment Group with respect to their Qualified Holdings of Service Shares and may in the future wish to act in such role for other financial institutions. Accordingly, we desire to enter into a general agreement with you concerning the sale of Service Shares and the provision of services to holders of those shares. Upon acceptance of this Agreement by you, we understand that we may offer and sell Service Shares, solely at the request of our customers, subject, however, to all of the terms and conditions hereof and to your right to suspend or terminate the sale of such shares.

          1. We understand that the Service Shares will be sold at the net asset value next determined after the order for such shares is confirmed and accepted on behalf of the Trust by you, that all purchase requests and applications submitted by us are subject to acceptance or rejection in the discretion of you or the Trust, and, if accepted, each purchase will be deemed to have been consummated at the principal office of the Trust.

          2. We certify that we are members of the National Association of Securities Dealers, Inc. (the "NASD") and agree to maintain membership in the NASD. We agree to abide by all the rules and regulations of the NASD which are binding upon underwriters and brokers in the distribution of securities of open-end investment companies, including without limitation Section 26 of Article III of the Rules of Fair Practice. We further agree to comply with all applicable Federal and state laws and regulations. We agree that we shall not offer or sell Service Shares in any jurisdiction where they have not been registered or qualified, unless the laws and regulations of a jurisdiction make such registration or qualification unnecessary.

          3. We shall offer and sell the Service Shares only in accordance with the terms and conditions of the Trust's then current Prospectus and Statement of Additional Information, and we shall make no representations not included in those documents or in any authorized supplemental material supplied by you. We shall have no obligation to solicit purchases or otherwise sell or promote the sale of Trust shares, and all such transactions in which we engage will be solely at the order of our customers. We agree to be responsible for the proper instruction and training of all sales personnel employed by us, in order that the shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws and regulations. We agree to hold you harmless and indemnify you if we or any of our sales representatives violate any law, regulation or provision of this Agreement and such violation results in liability to you; and if you determine to refund any amount paid by any investor by reason of any such violation on our part, we shall return to you any assistance payments previously paid by you to us with respect to the transaction for which the refund is made. All expenses which we incur in connection with our activities under this Agreement will be borne by us.

          4. We agree, subject to change by you as provided in paragraph 5, that we shall (a) maintain and service accounts with respect to Qualified Holdings ("Qualified Accounts"), (b) centralize the purchases and sales of Service Shares to permit bulk wires and other expedited processing, (c) assist the Trust in soliciting proxies, and (d) be paid pursuant to paragraph 5. We also agree to provide Qualified Accounts with other shareholder services, which may include but are not limited to answering customer inquiries regarding account status and history, and the manner in which purchases and redemptions of Service Shares may be effected; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase or redeem shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either alone or together with other reports sent to a shareholder by such person) monthly and year-end statements and confirmations of purchases and redemptions; transmitting, on behalf of the Trust, proxy statements, annual reports, updating prospectuses and other communications from the Trust to its shareholders; receiving, tabulating and transmitting to the Trust proxies executed by shareholders with respect to meetings of the shareholders of the Trust; and providing such other related services as may reasonably be requested from time to time.

          5. You shall appoint us a Designated Payee under the Plan. You shall make Trust's Permitted Payments to us pursuant to the Plan at the rate and on the terms specified in such written notice as you may provide to us. It is understood that we shall reallow a portion of such Trust's Permitted Payments to each of the Bank of Hawaii and Bancorp Investment Group with respect to Qualified Holdings of theirs for which we have acted as clearing broker. We understand that, although the Trust's Permitted Payments cannot exceed the applicable limit specified in the Plan, the amount of such payments up to such limit, the frequency and timing of such payments, the terms of any right to sell in a territory, and other terms, conditions or qualifications for us to receive such payments are subject to change by you from time to time, upon at least 30 days' written notice. Any orders placed after the effective date of such change shall be subject to the rates in effect at the time of receipt of payment by the Trust. Such 30-day period may be waived at your sole option in the event such change increases the assistance payments to us. We understand that you may pay the Trust's Permitted Payments yourself or pay them through a paying agent.

          6. Payments for Service Shares will be made to the Trust and will be received by the Trust promptly after the acceptance of our orders. If any payment is not received by the Trust, we understand that the Trust and you reserve the right, without notice, forthwith to cancel the transaction, or, at its or your option, to sell the shares ordered by us back to the Trust, in which latter case we may be held responsible for any loss, including loss of profit, suffered by the Trust or you resulting from our failure to make payment for the shares.

          7. Your obligations to us under this Agreement are subject to all provisions of any Distribution Agreement which you have entered into or may enter into. We agree that in performing our services covered by this Agreement we are acting solely as agent for our customer, and you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection therewith. Nothing in this Agreement or in the Plan shall be construed to constitute us or any of our agents, employees, or representatives as the agents, partners or employees of you or the Trust.

          8. We shall provide you with any documentation which the Federal and state securities laws and regulations may from time to time require as a prerequisite to the payment of assistance payments or which you may reasonably require in order to perform your duties under the Plan. We shall bear the clerical costs of providing such documentation, and shall be responsible for the accuracy of such documentation.

          9. This Agreement is not assignable or transferable, except that you may transfer or assign this Agreement to any successor firm or corporation which becomes principal underwriter of the Trust.

          10. This Agreement may be terminated by either party without penalty on at least 30 days' written notice to the other party at its principal place of business. You may also terminate this Agreement for cause on violation by us of any provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. Without limiting the generality of the foregoing, any provision hereof to the contrary notwithstanding, our expulsion from the NASD will automatically terminate this Agreement without notice; our suspension from the NASD or violation of applicable Federal or state laws or regulations will terminate this Agreement effective upon the date of mailing notice to us of such termination. Your failure to terminate for any cause will not constitute a waiver of your right to terminate at a later date for any such cause.

          11. This Agreement become will effective on the date when it is executed and dated by you below.

          12. This Agreement and all rights and obligations of the parties hereunder will be governed by and construed under the laws of the State of New York.

                                   BHC SECURITIES, INC.

                                   By:  ___________________________

                                        ___________________________
                                        (name/title of officer)




Accepted:

AQUILA DISTRIBUTORS, INC.

By:  ___________________________

     ___________________________
     (name/title of officer)

Dated:__________________________